Exhibit 99.1
Callon Petroleum Company Announces Second Quarter 2022 Results
HOUSTON, TX (August 3, 2022) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three and six months ended June 30, 2022.
Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.
Second Quarter 2022 and Recent Highlights
•Delivered production of approximately 100.7 MBoe/d (61% oil and 81% liquids) in the second quarter of 2022
•Increased Delaware Basin well productivity in 2022 by approximately 20% over 2021 as co-development offset spacing and completions initiatives are implemented
•Generated net cash provided by operating activities of $372.3 million and adjusted free cash flow of $125.6 million
•Reported net income of $348.0 million, or $5.62 per diluted share, adjusted EBITDA of $418.5 million, and adjusted income of $227.8 million, or $3.68 per diluted share
•Achieved an operating margin of $67.58 per Boe, a sequential increase of over 15%
•Executed a refinancing transaction that extended maturities and reduced term balances, with total debt balance of $2.5 billion at June 30 after continued debt reduction
“Callon continues to execute on important steps to solidify a foundation for durable free cash flow generation” said Joe Gatto, President and Chief Executive Officer. “In the inflationary environment that we operate in today, and likely for the foreseeable future, operating margins are critical to our cash generation objectives. In our most recent quarter, our operating margins increased to almost $70 per Boe produced, our eighth consecutive quarterly increase, which drove unhedged adjusted EBITDA of over $600 million. When our industry leading margins are combined with demonstrated well productivity gains in the Delaware and drilling and completion efficiencies across the portfolio, we expect to drive more efficient conversion of EBITDA into free cash flow. These cash flow benefits will be further enhanced in the near-term with a steadily decreasing impact of financial hedges and a reduced interest expense burden as debt continues to be reduced.”
Callon Operations Update
At June 30, 2022, Callon had 1,377 gross (1,229.3 net) wells producing from established flow units in the Permian and Eagle Ford. Net daily production for the three months ended June 30, 2022 was 100.7 MBoe/d (61% oil and 81% liquids).
Production volumes for the quarter include the impact of the following items:
•Increased Workover Activity – Callon experienced a higher level of well failures than historical trends due to intermittent power disruptions and the timing of useful equipment lives. During these outages, Callon accelerated its artificial lift initiatives, which provide production and runtime benefits, primarily in Delaware Basin South. Given the additional time to complete these conversion and repair projects, which were roughly double the level executed in the first quarter, downtime was elevated in the second quarter. Portions of this activity were previously planned to occur later in the year and, as a result, workovers and associated downtime for this initiative should be reduced going forward relative to our previous forecast.
•Conversion of Midland Basin Gathering Contract – Natural gas and NGL volumes increased from the conversion of a Midland Basin gathering contract from a percentage of proceeds to fee-based which resulted in a reduction in oil cut for the quarter.
Operated drilling and completion activity for the three months ended June 30, 2022 are summarized in the table below:

	Three Months Ended June 30, 2022
	Drilled		Completed		Placed on Production
Region	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	11	10.9	6	5.9	11	10.1
Midland Basin	16	14.3	7	6.3	7	6.0
Eagle Ford Shale	8	7.4	15	13.0	15	13.0
Total	35	32.6	28	25.2	33	29.1
For the three months ended June 30, 2022, Callon drilled 35 gross (32.6 net) wells and placed a combined 33 gross (29.1 net) wells on production. Completions operations for the quarter included 6 gross (5.9 net) wells in the Delaware Basin, 7 gross (6.3 net) wells in the Midland Basin, and 15 gross (13.0 net) wells in the Eagle Ford Shale. Callon placed 11 gross (10.1 net) wells on production in the Delaware Basin, 7 gross (6.0 net) wells in the Midland Basin, and 15 gross (13.0 net) wells in the Eagle Ford Shale. The average lateral length for the wells completed during the second quarter was 8,281 feet. Operated completions during the second quarter consisted of 4 Upper Wolfcamp A wells and 2 Lower Wolfcamp A wells in the Delaware Basin; 2 Lower Spraberry wells, 3 Wolfcamp A wells and 2 Wolfcamp B wells in the Midland Basin; and 15 lower Eagle Ford Shale wells.

Leverage and Liquidity Update
On June 9, 2022, Callon priced $600 million principal amount of 7.50% Senior Notes due 2030 in a private offering. On June 24, 2022, the Company deposited with the trustee the proceeds from the offering of the 7.50% Senior Notes due 2030, along with borrowings under the Credit Facility, to redeem all of its outstanding 6.125% Senior Notes due 2024 and 9.0% Second Lien Notes due 2025. As of June 30, 2022, the drawn balance on the facility was $779.0 million and cash balances were $6.1 million. The Company intends to continue its application of organic free cash flow towards repayment of debt balances related to the credit facility and other debt instruments.
Third Quarter Activity Outlook and Guidance
Callon is currently running six rigs, with three rigs in the Delaware Basin, two rigs in the Midland Basin and one rig in the Eagle Ford which the Company will be dropping in the coming days. Callon plans to utilize two to three completion crews for the third quarter, supporting new production across the Midland, Delaware and Eagle Ford positions.
For the third quarter, the Company expects to produce between 102 and 105 MBoe/d (63% oil) with between 38 and 42 gross wells (33 and 36 net) placed on production. In addition, Callon projects an operational capital spending level of between $245 and $255 million on an accrual basis.
For full year 2022, Callon is increasing the bottom end of its production guidance to between 102 and 105 MBoe/d (63% oil) to reflect underlying Permian well performance that is above expectations, and an increase in natural gas and NGL volumes from the Midland Basin gathering contract conversion. The revised guidance is available in the accompanying presentation.
Capital Expenditures
For the three months ended June 30, 2022, Callon incurred $237.8 million in operational capital expenditures on an accrual basis. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis:

	Three Months Ended June 30, 2022
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
	(In thousands)
Cash basis (b)	$181,071	$19,958	$11,432	$212,461
Timing adjustments (c)	65,110	4,459	—	69,569
Non-cash items	(8,369)	1,887	(147)	(6,629)
Accrual basis	$237,812	$26,304	$11,285	$275,401
(a)Includes drilling, completions, facilities and equipment, but excludes land, seismic and asset retirement costs.
(b)Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.
(c)Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

Hedge Portfolio Summary
As of July 29, 2022, Callon had the following outstanding oil and natural gas derivative contracts:

	For the Remainder	For the Full Year	For the Full Year
Oil Contracts (WTI)	2022	2023	2024
Swap Contracts
Total volume (Bbls)	3,634,000	1,538,500	—
Weighted average price per Bbl	$64.83	$81.04	$—
Collar Contracts with Short Puts (Three-Way Collars)
Total volume (Bbls)	—	1,825,000	—
Weighted average price per Bbl
Ceiling (short call)	$—	$90.00	$—
Floor (long put)	$—	$70.00	$—
Floor (short put)	$—	$50.00	$—
Collar Contracts
Total volume (Bbls)	2,392,000	2,730,000	—
Weighted average price per Bbl
Ceiling (short call)	$70.12	$87.15	$—
Floor (long put)	$60.00	$71.92	$—
Short Call Swaption Contracts (a)
Total volume (Bbls)	—	—	1,830,000
Weighted average price per Bbl	$—	$—	$80.30

Oil Contracts (Midland Basis Differential)
Swap Contracts
Total volume (Bbls)	1,196,000	—	—
Weighted average price per Bbl	$0.50	$—	$—

(a)    The 2024 short call swaption contracts have exercise expiration dates of December 29, 2023.

	For the Remainder	For the Full Year
Natural Gas Contracts (Henry Hub)	2022	2023
Swap Contracts
Total volume (MMBtu)	6,150,000	—
Weighted average price per MMBtu	$3.62	$—
Collar Contracts
Total volume (MMBtu)	5,510,000	6,640,000
Weighted average price per MMBtu
Ceiling (short call)	$5.96	$6.60
Floor (long put)	$4.21	$4.48

Natural Gas Contracts (Waha Basis Differential)
Swap Contracts
Total volume (MMBtu)	1,220,000	6,080,000
Weighted average price per MMBtu	($0.75)	($0.75)

Operating and Financial Results
The following table presents summary information for the periods indicated:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Total production
Oil (MBbls)
Permian	4,290	4,469	3,232
Eagle Ford	1,299	1,377	1,870
Total oil	5,589	5,846	5,102

Natural gas (MMcf)
Permian	8,875	8,590	7,138
Eagle Ford	1,437	1,525	1,745
Total natural gas	10,312	10,115	8,883

NGLs (MBbls)
Permian	1,622	1,455	1,216
Eagle Ford	232	252	299
Total NGLs	1,854	1,707	1,515

Total production (MBoe)
Permian	7,391	7,356	5,637
Eagle Ford	1,771	1,883	2,460
Total barrels of oil equivalent	9,162	9,239	8,097

Total daily production (Boe/d)
Permian	81,216	81,733	61,948
Eagle Ford	19,469	20,922	27,033
Total barrels of oil equivalent	100,685	102,655	88,981
Oil as % of total daily production	61%	63%	63%

Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)
Permian	$110.71	$94.52	$65.08
Eagle Ford	111.53	95.02	65.83
Total oil	$110.90	$94.64	$65.36

Natural gas (per Mcf)
Permian	$6.14	$4.20	$2.68
Eagle Ford	7.27	5.18	2.82
Total natural gas	$6.29	$4.35	$2.71

NGLs (per Bbl)
Permian	$41.06	$40.25	$24.71
Eagle Ford	38.53	35.93	22.00
Total NGLs	$40.74	$39.61	$24.17

Average realized sales price (per Boe)
Permian	$80.64	$70.29	$46.04
Eagle Ford	92.75	78.50	54.72
Total average realized sales price	$82.98	$71.97	$48.68

Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$82.27	$73.78	$46.82
Natural gas (per Mcf)	3.91	3.59	2.25
NGLs (per Bbl)	40.74	37.34	23.21
Total average realized sales price (per Boe)	$62.84	$57.52	$36.31

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Revenues (in thousands) (a)
Oil
Permian	$474,936	$422,404	$210,340
Eagle Ford	144,876	130,845	123,102
Total oil	$619,812	$553,249	$333,442

Natural gas
Permian	$54,469	$36,069	$19,152
Eagle Ford	10,444	7,907	4,928
Total natural gas	$64,913	$43,976	$24,080

NGLs
Permian	$66,592	$58,563	$30,047
Eagle Ford	8,938	9,055	6,578
Total NGLs	$75,530	$67,618	$36,625

Total revenues
Permian	$595,997	$517,036	$259,539
Eagle Ford	164,258	147,807	134,608
Total revenues	$760,255	$664,843	$394,147

Additional per Boe data
Sales price (b)
Permian	$80.64	$70.29	$46.04
Eagle Ford	92.75	78.50	54.72
Total sales price	$82.98	$71.97	$48.68

Lease operating expense
Permian	$7.33	$6.85	$4.60
Eagle Ford	10.59	8.99	8.34
Total lease operating expense	$7.96	$7.29	$5.74

Production and ad valorem taxes
Permian	$4.66	$3.89	$2.53
Eagle Ford	5.89	4.82	3.12
Total production and ad valorem taxes	$4.90	$4.08	$2.71

Gathering, transportation and processing
Permian	$2.69	$2.33	$2.75
Eagle Ford	1.93	1.92	1.84
Total gathering, transportation and processing	$2.54	$2.25	$2.47

Operating margin
Permian	$65.96	$57.22	$36.16
Eagle Ford	74.34	62.77	41.42
Total operating margin	$67.58	$58.35	$37.76

Depreciation, depletion and amortization	$11.94	$11.15	$10.27
General and administrative	$1.19	$1.85	$1.37
Adjusted G&A
Cash component (c)	$1.54	$1.40	$0.71
Non-cash component	$0.20	$0.14	$0.21
(a)Excludes sales of oil and gas purchased from third parties.
(b)Excludes the impact of settled derivatives.
(c)Excludes the change in fair value and amortization of share-based incentive awards.
Revenue. For the quarter ended June 30, 2022, Callon reported revenue of $760.3 million, which excluded revenue from sales of commodities purchased from a third party of $153.4 million. Revenues including the loss from the settlement of derivative contracts

(“Adjusted Total Revenue”) were $575.7 million, reflecting the impact of a $184.6 million loss from the settlement of derivative contracts. Average daily production and average realized prices, including and excluding the effects of hedging, are detailed above.
Commodity Derivatives. For the quarter ended June 30, 2022, the net loss on commodity derivative contracts includes the following (in thousands):

Three Months Ended June 30, 2022
Loss on oil derivatives	$75,910
Loss on natural gas derivatives	5,738
Loss on NGL derivatives	—
Loss on commodity derivative contracts	$81,648
For the quarter ended June 30, 2022, the cash paid for commodity derivative settlements includes the following (in thousands):

Three Months Ended June 30, 2022
Cash paid on oil derivatives, net	($162,334)
Cash paid on natural gas derivatives, net	(21,808)
Cash paid on NGL derivatives, net	(2,255)
Cash paid for commodity derivative settlements, net	($186,397)
Lease Operating Expenses, including workover (“LOE”). LOE for the three months ended June 30, 2022 was $72.9 million, or $7.96 per Boe, compared to LOE of $67.3 million, or $7.29 per Boe, in the first quarter of 2022. The sequential increase in LOE was primarily due to increases in workover costs as well as certain operating costs such as fuel, power and equipment rentals. The increase in LOE per Boe was due to the increases in operating costs mentioned above as well as the distribution of fixed costs spread over lower production volumes.
Production and Ad Valorem Taxes. Production and ad valorem taxes for the three months ended June 30, 2022 were approximately 5.9% of total revenue excluding revenue from sales of commodities purchased from a third-party and before the impact of derivative settlements, or $4.90 per Boe.
Gathering, Transportation and Processing. Gathering, transportation and processing expense for the three months ended June 30, 2022 was $23.3 million, or $2.54 per Boe, as compared to $20.8 million, or $2.25 per Boe, in the first quarter of 2022. This increase in gathering, transportation and processing expense was primarily due to a new contract entered into during the second quarter of 2022 as well as inflationary cost increases.
Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended June 30, 2022 was $11.94 per Boe compared to $11.15 per Boe in the first quarter of 2022. The increase in DD&A per Boe was primarily attributable to higher capital expenditures during the three months ended June 30, 2022 and increases in future development cost assumptions.
General and Administrative Expense (“G&A”). G&A for the three months ended June 30, 2022 and March 31, 2022 was $10.9 million and $17.1 million, respectively. G&A, excluding non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A”) was $16.0 million for the three months ended June 30, 2022 compared to $14.3 million for the first quarter of 2022. The cash component of Adjusted G&A increased to $14.1 million for the three months ended June 30, 2022 compared to $13.0 million for the first quarter of 2022 primarily as a result of higher compensation costs during the quarter.
The following table reconciles total G&A to Adjusted G&A - cash component and full cash G&A (in thousands):

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Total G&A	$10,909	$17,121	$11,065
Change in the fair value of liability share-based awards (non-cash)	5,071	(2,851)	(3,555)
Adjusted G&A – total	15,980	14,270	7,510
Equity-settled, share-based compensation (non-cash)	(1,861)	(1,315)	(1,724)
Adjusted G&A – cash component	$14,119	$12,955	$5,786

Capitalized cash G&A	11,432	9,703	7,404
Full cash G&A	$25,551	$22,658	$13,190

Income Tax. Callon provides for income taxes at the statutory rate of 21% adjusted for permanent differences expected to be realized. We recorded income tax expense of $3.0 million and $0.5 million for the three months ended June 30, 2022 and March 31, 2022, respectively. Since the second quarter of 2020, we have concluded that it is more likely than not that the net deferred tax assets will not be realized and have recorded a full valuation allowance against our deferred tax assets. As long as we continue to conclude that the valuation allowance is necessary, we will not have significant deferred tax expense or benefit.
Adjusted Income, Adjusted EBITDA and Unhedged Adjusted EBITDA. The following tables reconcile the Company’s net income (loss) to adjusted income, adjusted EBITDA and unhedged adjusted EBITDA:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands, except per share data)
Net income (loss)	$348,009	$39,737	($11,695)
Loss on derivative contracts	81,648	358,300	190,463
Loss on commodity derivative settlements, net	(184,558)	(133,476)	(100,128)
Non-cash (benefit) expense related to share-based awards	(3,210)	4,166	5,279
Merger, integration, transaction and other	1,051	(13)	5,584
Loss on extinguishment of debt	42,417	—	—
Tax effect on adjustments above (a)	13,157	(48,085)	(21,252)
Change in valuation allowance	(70,704)	(7,963)	2,079
Adjusted income	$227,810	$212,666	$70,330

Net income (loss) per diluted share	$5.62	$0.64	($0.25)
Adjusted income per diluted share	$3.68	$3.43	$1.49

Basic weighted average common shares outstanding	61,679	61,487	46,267
Diluted weighted average common shares outstanding (GAAP)	61,909	62,065	46,267
Effect of potentially dilutive instruments	—	—	862
Adjusted diluted weighted average common shares outstanding	61,909	62,065	47,129
(a) Calculated using the federal statutory rate of 21%.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Net income (loss)	$348,009	$39,737	($11,695)
Loss on derivative contracts	81,648	358,300	190,463
Loss on commodity derivative settlements, net	(184,558)	(133,476)	(100,128)
Non-cash (benefit) expense related to share-based awards	(3,210)	4,166	5,279
Merger, integration, transaction and other	1,051	(13)	5,584
Income tax (benefit) expense	3,009	484	(478)
Interest expense, net	20,691	21,558	24,634
Depreciation, depletion and amortization	109,409	102,979	83,128
Loss on extinguishment of debt	42,417	—	—
Adjusted EBITDA	$418,466	$393,735	$196,787
Add: Loss on commodity derivative settlements, net	184,558	133,476	100,128
Unhedged adjusted EBITDA	$603,024	$527,211	$296,915

Adjusted Free Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to unhedged adjusted EBITDA, adjusted EBITDA and adjusted free cash flow:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Net cash provided by operating activities	$372,325	$281,270	$175,603
Changes in working capital and other	25,096	123,805	13,520
Changes in accrued hedge settlements	1,839	(31,951)	(14,719)
Loss on commodity derivative settlements, net	184,558	133,476	100,128
Cash interest expense, net	19,206	19,842	22,383
Merger, integration and transaction	—	769	—
Unhedged adjusted EBITDA	$603,024	$527,211	$296,915
Less: Loss on commodity derivative settlements, net	184,558	133,476	100,128
Adjusted EBITDA	$418,466	$393,735	$196,787
Less: Operational capital expenditures (accrual)	237,812	157,378	138,321
Less: Capitalized cash interest	24,416	23,506	21,740
Less: Cash interest expense, net	19,206	19,842	22,383
Less: Capitalized cash G&A	11,432	9,703	7,404
Adjusted free cash flow	$125,600	$183,306	$6,939
Adjusted Discretionary Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to adjusted discretionary cash flow:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Net cash provided by operating activities	$372,325	$281,270	$175,603
Changes in working capital	23,342	126,997	11,709
Merger, integration and transaction	—	769	—
Adjusted discretionary cash flow	$395,667	$409,036	$187,312
Adjusted Total Revenue. Adjusted total revenue is reconciled to total operating revenues, which excludes revenue from sales of commodities purchased from a third party, in the following table:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(In thousands)
Operating revenues
Oil	$619,812	$553,249	$333,442
Natural gas	64,913	43,976	24,080
NGLs	75,530	67,618	36,625
Total operating revenues	$760,255	$664,843	$394,147
Impact of settled derivatives	(184,558)	(133,476)	(100,128)
Adjusted total revenue	$575,697	$531,367	$294,019
Net Debt. The following table reconciles the Company’s total debt to net debt:

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(In thousands)
Total debt	$2,516,337	$2,623,282	$2,694,115	$2,809,610	$2,865,154
Unamortized premiums, discount, and deferred loan costs, net	20,684	26,639	28,806	48,311	37,487
Adjusted total debt	$2,537,021	$2,649,921	$2,722,921	$2,857,921	$2,902,641
Less: Cash and cash equivalents	6,100	4,150	9,882	3,699	3,800
Net debt	$2,530,921	$2,645,771	$2,713,039	$2,854,222	$2,898,841

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$6,100	$9,882
Accounts receivable, net	360,955	232,436
Fair value of derivatives	—	22,381
Other current assets	37,960	30,745
Total current assets	405,015	295,444
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	3,573,282	3,352,821
Unevaluated properties	1,876,531	1,812,827
Total oil and natural gas properties, net	5,449,813	5,165,648
Other property and equipment, net	26,332	28,128
Deferred financing costs	14,961	18,125
Other assets, net	52,209	40,158
Total assets	$5,948,330	$5,547,503
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$606,093	$569,991
Fair value of derivatives	301,362	185,977
Other current liabilities	134,581	116,523
Total current liabilities	1,042,036	872,491
Long-term debt	2,516,337	2,694,115
Asset retirement obligations	57,427	54,458
Fair value of derivatives	21,251	11,409
Other long-term liabilities	51,942	49,262
Total liabilities	3,688,993	3,681,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 and 78,750,000 shares authorized; 61,715,672 and 61,370,684 shares outstanding, respectively	617	614
Capital in excess of par value	4,018,178	4,012,358
Accumulated deficit	(1,759,458)	(2,147,204)
Total stockholders’ equity	2,259,337	1,865,768
Total liabilities and stockholders’ equity	$5,948,330	$5,547,503

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating Revenues:
Oil	$619,812	$333,442	$1,173,061	$600,487
Natural gas	64,913	24,080	108,889	48,300
Natural gas liquids	75,530	36,625	143,148	65,982
Sales of purchased oil and gas	153,365	46,252	265,740	85,511
Total operating revenues	913,620	440,399	1,690,838	800,280

Operating Expenses:
Lease operating	72,940	46,460	140,268	86,913
Production and ad valorem taxes	44,873	21,958	82,551	40,397
Gathering, transportation and processing	23,267	20,031	44,042	38,012
Cost of purchased oil and gas	155,397	49,249	266,668	90,166
Depreciation, depletion and amortization	109,409	83,128	212,388	154,115
General and administrative	10,909	11,065	28,030	27,864
Merger, integration and transaction	—	—	769	—
Total operating expenses	416,795	231,891	774,716	437,467
Income From Operations	496,825	208,508	916,122	362,813

Other (Income) Expenses:
Interest expense, net of capitalized amounts	20,691	24,634	42,249	49,050
Loss on derivative contracts	81,648	190,463	439,948	404,986
Loss on extinguishment of debt	42,417	—	42,417	—
Other (income) expense	1,051	5,584	269	2,278
Total other expense	145,807	220,681	524,883	456,314

Income (Loss) Before Income Taxes	351,018	(12,173)	391,239	(93,501)
Income tax benefit (expense)	(3,009)	478	(3,493)	1,399
Net Income (Loss)	$348,009	($11,695)	$387,746	($92,102)

Net Income (Loss) Per Common Share:
Basic	$5.64	($0.25)	$6.30	($2.07)
Diluted	$5.62	($0.25)	$6.26	($2.07)

Weighted Average Common Shares Outstanding:
Basic	61,679	46,267	61,583	44,439
Diluted	61,909	46,267	61,956	44,439

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$348,009	($11,695)	$387,746	($92,102)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	109,409	83,128	212,388	154,115
Amortization of non-cash debt related items, net	1,485	2,252	3,201	4,508
Loss on derivative contracts	81,648	190,463	439,948	404,986
Cash paid for commodity derivative settlements, net	(186,397)	(85,409)	(287,922)	(127,571)
Loss on extinguishment of debt	42,417	—	42,417	—
Non-cash (benefit) expense related to share-based awards	(3,210)	5,279	956	12,887
Other, net	2,306	3,294	5,200	4,511
Changes in current assets and liabilities:
Accounts receivable	(14,072)	(21,674)	(130,394)	(67,357)
Other current assets	(3,317)	(4,567)	(7,497)	(7,423)
Accounts payable and accrued liabilities	(5,953)	14,532	(18,940)	26,714
Cash received for settlements of contingent consideration arrangements, net	—	—	6,492	—
Net cash provided by operating activities	372,325	175,603	653,595	313,268
Cash flows from investing activities:
Capital expenditures	(212,461)	(149,662)	(413,939)	(251,003)
Acquisition of oil and gas properties	(6,536)	(1,447)	(15,945)	(2,215)
Proceeds from sales of assets	106	31,611	4,590	31,611
Cash paid for settlement of contingent consideration arrangement	—	—	(19,171)	—
Other, net	5,074	625	8,709	4,220
Net cash used in investing activities	(213,817)	(118,873)	(435,756)	(217,387)
Cash flows from financing activities:
Borrowings on Credit Facility	1,051,000	433,500	1,724,000	736,500
Payments on Credit Facility	(984,000)	(508,500)	(1,730,000)	(846,500)
Issuance of 7.50% Senior Notes due 2030	600,000	—	600,000	—
Redemption of 6.125% Senior Notes due 2024	(467,287)	—	(467,287)	—
Redemption of 9.00% Second Lien Senior Secured Notes due 2025	(339,507)	—	(339,507)	—
Cash received for settlement of contingent consideration arrangement	—	—	8,512	—
Payment of deferred financing costs	(10,542)	—	(10,542)	—
Other, net	(6,222)	(2,280)	(6,797)	(2,317)
Net cash used in financing activities	(156,558)	(77,280)	(221,621)	(112,317)
Net change in cash and cash equivalents	1,950	(20,550)	(3,782)	(16,436)
Balance, beginning of period	4,150	24,350	9,882	20,236
Balance, end of period	$6,100	$3,800	$6,100	$3,800

Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted EBITDA,” “unhedged adjusted EBITDA,” “operating margin,” “adjusted income,” “adjusted income per diluted share,” “adjusted diluted weighted average common shares outstanding,” “adjusted discretionary cash flow,” “adjusted total revenue,” “adjusted G&A,” “full cash G&A,” and “net debt.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital expenditures (accrual), capitalized cash interest, capitalized cash G&A (which excludes capitalized expense related to share-based awards), and cash interest expense, net. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash share-based compensation expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Callon calculates unhedged adjusted EBITDA as adjusted EBITDA, as defined above, excluding the impact of net settled derivative instruments. Unhedged adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that unhedged adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance without the impact of our settled derivative instruments. Because unhedged adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the unhedged adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Callon believes that operating margin is a comparable metric against other companies in the industry and is useful to investors because it is an indicator of an oil and natural gas company’s operating profitability per unit of production. Operating margin is a supplemental non-GAAP measure that is defined by the Company as oil, natural gas, and NGL revenues sales price less lease operating expense; production and ad valorem taxes; and gathering, transportation and processing fees divided by total production for the period.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Adjusted diluted weighted average common shares outstanding is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding, the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of diluted weighted average common shares outstanding. The effect of potentially dilutive instruments are included in the computation of adjusted diluted weighted average common shares outstanding for purposes of computing adjusted income per diluted share.
•Adjusted discretionary cash flow is a supplemental non-GAAP measure that Callon believes provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted discretionary cash flow is defined by Callon as net cash provided by operating activities before changes in working capital and merger, integration and transaction expenses. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control, and the cash flow effect may not be reflected the period in which the operating activities occurred. Adjusted discretionary cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon believes that the non-GAAP measure of adjusted total revenue (which is revenue including the gain or loss from the settlement of derivative contracts) is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes non-cash incentive share-based compensation valuation adjustments and adjusted G&A - cash component further excludes equity-settled, share-based compensation expenses. Callon believes that the non-GAAP measure of adjusted G&A and adjusted G&A - cash component are useful to investors because they provide for greater comparability period-over-period. In addition, adjusted G&A - cash component provides a meaningful measure of our recurring G&A expense.
•Full cash G&A is a supplemental non-GAAP financial measure that Callon defines as adjusted G&A – cash component plus capitalized G&A excluding capitalized expense related to share-based awards. Callon believes that the non-GAAP measure of full cash G&A is useful to investors because it provides a meaningful measure of our total recurring cash G&A costs, whether expensed or capitalized, and provides for greater comparability on a period-over-period basis.
•Net debt is a supplemental non-GAAP measure that is defined by the Company as total debt excluding unamortized premiums, discount, and deferred loan costs, less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with Adjusted EBITDA in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. This ratio is referred to by the Company as its leverage ratio.

Earnings Call Information
The Company will host a conference call on Thursday, August 4, 2022, to discuss second quarter 2022 financial and operating results, outlook and guidance for the remainder of 2022, and current corporate strategy and initiatives.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:
Date/Time:     Thursday, August 4, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:     Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum Company
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200